[FORM OF STOCK-SETTLED TSR PERFORMANCE UNIT AWARD AGREEMENT
FOR EXECUTIVE OFFICERS] – MARCH 2026

THE MOSAIC COMPANY

TSR PERFORMANCE UNIT AWARD AGREEMENT (202[_] Award)
(Total Shareholder Return)

This PERFORMANCE UNIT AWARD AGREEMENT (the “Award Agreement”) is made this ____ day of ________, 202[__] (the “Grant Date”) from The Mosaic Company, a Delaware corporation (the “Company”), to _____ (“Participant”). The “Performance Period” shall begin on March 1, 202__ and end on February 2_, 202_.
1.    Award.
(a)    The Company hereby grants to Participant an award of _____ performance units (“Performance Units” or “Units). Each Performance Unit represents the opportunity (provided the performance conditions described below are met) to receive a multiple of one share of common stock of the Company (including a multiple of 1 and less than 1), par value $.01 per share (the “Common Stock”), according to the terms and conditions set forth herein and in The Mosaic Company 2023 Stock and Incentive Plan (the “Plan”). The actual amount of Performance Units that become earned and vested may be higher or lower than the number of Performance Units awarded above, depending the multiple achieved (including a multiple of 1 and less than 1) as described below. The Performance Units are granted under Sections 6(d), (e) and (f) of the Plan. A copy of the Plan will be furnished upon request of Participant.
(b)    TSR Definitions.
(i)    Starting Value. For purposes of this Award Agreement, the “Starting Value” shall be equal to the 30-day trading average of a share of Common Stock through the date prior to the start of the Performance Period.
(ii)    Ending Value. For purposes of this Award Agreement, the “Ending Value” shall be equal to the 30-day trading average of a share of Common Stock through the last day of the Performance Period (the “Ending Price”), adjusted to take into consideration the cumulative impact of dividends per share over the Performance Period. Notwithstanding the foregoing, in the event of a Change in Control described under Section 2(d), the Performance Period shall end on the date of the Change in Control. Furthermore, in the event of a Change in Control and Qualified CIC Termination described under Section 2(e), the Performance Period shall end on the date of Participant’s termination of employment. In the event of any Change in Control (whether under Section 2(d) or Section 2(e)), the Ending Price shall be an amount not less than the highest per share price offered to stockholders in any transaction whereby the Change in Control takes place.
(iii)    Total Shareholder Return. For purposes of this Award Agreement, “Total Shareholder Return” shall be equal to: (Ending Value – Starting Value) / Starting Value.
(iv)    TSR Performance Factor. For purposes of this Award Agreement, the “TSR Performance Factor” shall be equal to Total Shareholder Return, which factor is further reduced by a performance hurdle as determined below:
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(A)    the TSR Performance Factor shall be reduced by one tenth (0.1) when the factor calculated above equals 1.1 or less (i.e., the payout percentage is reduced by 10% when total shareholder return in the chart in paragraph (C) below is 10% or less); and
(B)    The TSR Performance Factor shall be reduced by the number interpolated on a straight line basis between one tenth (0.1) and zero corresponding to the factor calculated above falling within the range starting at 1.1 and ending at 2 (i.e., the performance hurdle is phased out as total shareholder return surpasses 10% and approaches 100% in the chart in paragraph (C) below).
(C)    The above-described performance requirements and calculations are illustrated in the following chart:

Total Shareholder Return	TSR Performance Factor (% of Performance Units Earned)
100% (or higher)	200%
90%	189%
80%	178%
70%	167%
60%	156%
50%	144%
40%	133%
30%	122%
20%	111%
10%	100%
0%	90%
-10%	80%
-20%	70%
-30%	60%
-40%	50%
Below -40%	0%

(iv)    Relative TSR Modifier. For purposes of this Award Agreement, the “Relative TSR Modifier” shall be determined as follows:
(A)    if the Company’s Total Shareholder Return relative to the S&P Composite 1500 Materials Index is above the 75th percentile rank, the Relative TSR Modifier is 120% (multiplicative);
(B)    if the Company’s Total Shareholder Return relative to the S&P Composite 1500 Materials Index is between the 25th and 75th percentiles rank, the Relative TSR Modifier is 100% (multiplicative); and
(C)    if the Company’s Total Shareholder Return relative to the S&P Composite 1500 Materials Index is below the 25th percentile rank, the Relative TSR Modifier is 80% (multiplicative).
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(c)    Preliminary Calculation of Performance (Absolute TSR). Provided Participant’s Performance Units are not forfeited under Section 2, the number of shares of Common Stock (“Shares”) potentially issuable to Participant in exchange for Performance Units (or the cash amount to be paid for Performance Units) shall be equal to the number of Performance Units awarded under Section 1, multiplied by the TSR Performance Factor, subject to the following restrictions and limitations:
(i)    Minimum Ending Value. No Shares will be issued (and the Performance Units awarded under Section 1 shall be forfeited), if the Ending Value is less than 60% of the Starting Value (i.e., Total Shareholder Return in the chart in Section 1(b) above is below -40%).
(ii)    Value Maximum. The TSR Performance Factor shall be reduced to the extent necessary so that (a) the value determined by multiplying the Ending Value times the number of Shares issuable hereunder does not exceed (b) the Starting Value multiplied by 400%, multiplied by the number of Performance Units awarded under Section 1. (For example, if the Starting Value is $50, the Ending Value is $250, and Participant was awarded 100 Performance Units, this provision limits the TSR Performance Factor to 80% rather than 200%.)
(d)    Application of Relative TSR Modifier. After the preliminary determination of the TSR Performance Factor above, the TSR Performance Factor shall be multiplied by the Relative TSR Modifier. The number of Shares issuable shall be determined by multiplying the TSR Performance Factor (as modified by the Relative TSR Modifier) by the number of Performance Units awarded under Section 1. The TSR Performance Factor may be exceed 200% (notwithstanding the maximum shown in the chart above) but shall not exceed 240%. The resulting number of Shares shall not be subject to the value maximum in Section 1(c)(ii).
(e)    Adjusted Net Earnings. In addition to the foregoing performance requirements, Participant’s Performance Units (and accompanying Dividend Equivalents) shall not vest unless the Committee determines that sum of the Adjusted Net Earnings for the Company for the completed three fiscal years within the Performance Period is a positive number.
2.    Vesting; Forfeiture; Early Vesting.
(a)    Except as otherwise provided in this Award Agreement, the Performance Units (and accompanying Dividend Equivalents) shall cease to be subject to any further requirement that Participant continue in employment with the Company or an Affiliate on the date that is three (3) years after the Grant Date (the “Service Completion Date”). However, the number of Participant’s vested Performance Units (and accompanying Dividend Equivalents) shall not become determinable until the Committee certifies performance results under Section 1 above (which shall occur as soon as administratively practicable after the end of the Performance Period).
(b)    Except as provided in Sections 2(c), (d) and (e), if Participant ceases to be an employee of the Company or any Affiliate, whether voluntary or involuntary and whether or not for Cause or with Good Reason, prior to the Service Completion Date, all of Participant’s rights to all of the unvested Performance Units shall be immediately and irrevocably forfeited.
(c)    Notwithstanding Sections 2(a), 2(b) or anything else in this Award Agreement to the contrary:
(i)    all of Participant’s Performance Units awarded under Section 1(a) shall vest if Participant dies prior to the Service Completion Date;
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(ii)    all of Participant’s Performance Units awarded under Section 1(a) shall vest if Participant is determined to be disabled under the Company’s long-term disability plan prior to the Service Completion Date;
(iii)     upon the Company’s or an Affiliate’s involuntary termination of Participant’s employment without Cause (other than a Qualified CIC Termination) on or after the one-year anniversary of the commencement of the Performance Period and prior to the Service Completion Date, the Performance Units shall remain outstanding and vest, if at all, based on achievement of the performance criteria required under Section 1 above, and Participant shall be entitled to a fraction of any vested amount (calculated based on the number of full months elapsed prior to the employment termination date divided by the total months in the Performance Period). For avoidance of doubt, Participant’s termination of employment for Good Reason is not an involuntary termination of employment without Cause; or
(iv)    if Participant retires from the Company at age sixty (60) or older with at least five years of service (or pursuant to early retirement with the consent of the Committee), Participant will be deemed to have continued in service through the Service Completion Date, but the Performance Units shall only vest based on achievement of the performance criteria required in Section 1 above.
(d)    Notwithstanding Sections 2(a), 2(b) or anything else in this Award Agreement to the contrary, in the event of a Change in Control prior to the Service Completion Date (other than a Change in Control in connection with which the holders of Common Stock receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Exchange Act) Participant’s Performance Units awarded under Section 1(a) shall vest effective as of the date of the Change in Control, provided that upon a Change in Control specified in Section 3(b)(iv), Participant’s Performance Units shall vest effective immediately prior to consummation of the liquidation or dissolution provided that the liquidation or dissolution subsequently occurs.
(e)    Notwithstanding Sections 2(a), 2(b) or anything else in this Award Agreement to the contrary, in the event Participant experiences a Qualified CIC Termination prior to the Service Completion Date (other than following a Change in Control listed in Section 2(d)), Participant’s Performance Units awarded under Section 1(a) shall vest as of the date of Participant’s termination of employment.
3.    Certain Definitions.
(a)    “Adjusted Net Earnings” shall mean net earnings for Total Mosaic determined in accordance with GAAP and reported in the Financial Statements before deducting (i) Expenses Related to M&A Activities, (ii) Non-Cash Write-offs of Long-Term Assets, (iii) Restructuring Charges otherwise included therein, (iv) Significant Legal Settlements and (v) Unrealized Derivative Gains and Losses.
(i)    “Expenses Related to M&A Activities” shall mean any costs or expenses (including but not limited to due diligence, legal fees, financing costs and investment banking or consulting fees) relating to or arising from any actual or potential acquisition (in a single transaction or a series of related transactions) of:

•a subsidiary, business, division, line of business; or other business unit of another person; or
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•an interest or investment in a joint venture, or an interest reflected or that would, if acquired, be reflected under GAAP as an equity method investments in a nonconsolidated company (in each case including but not limited to an increase in the amount or percentage of ownership of the Company in the joint venture or equity method investment, and irrespective of whether the interest or investment is in the form of debt or equity).

(ii)    “Financial Statements” shall mean the financial statements of the Company as of and for the applicable calendar year included or incorporated by reference in the Company’s annual reports on Form 10-K.

(iii)    “Non-Cash Write-offs of Long-Term Assets” shall mean non-cash charges to Adjusted Net Earnings (other than any such noncash charge to the extent it represents a write-down or write-off of a current asset or an accrual of a reserve for cash expenditures in any future period), including but not limited to such write-offs of goodwill and fixed assets.

(iv)    “Restructuring Charges” shall mean one time charges incurred in the current year directly related to achieving long term cost savings in the future, such as severance and reflected in the Financial Statements.

(v)    “Significant Legal Settlements” shall mean, with respect to legal claims brought against the Company or any of its subsidiaries in a court of law or by a regulatory agency other than in the ordinary course of business, settlements or judgments involving the payment of settlement fees or judgment amounts, together with related legal costs and expenses incurred during the year in which the settlement or judgment occurs, of more than $25 million.

(vi)    “Unrealized Derivative Gains and Losses” shall include, but are not limited to, unrealized foreign currency and commodity related derivatives.

(vii)    Results for “Total Mosaic” shall mean consolidated results for the Company and consolidated subsidiaries, except as otherwise specified.

(b)    “Change in Control” shall mean:
(i)    a majority of the directors of the Company shall be persons other than persons (A) for whose election proxies shall have been solicited by the Board of Directors of the Company, or (B) who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly-created directorships,
(ii)    35% or more of the voting power of all of the outstanding shares of all classes and series of capital stock of the Company entitled to vote in the general election of directors of the Company, voting together as a single class (the “Voting Stock”), of the Company is acquired or beneficially owned by any person, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act other than (A) an entity in connection with a Business Combination in which clauses (A) and (B) of subparagraph (iii) apply or (B) a licensed broker/dealer or licensed underwriter who purchases shares of Voting Stock pursuant to an underwritten public offering solely for the purpose of resale to the public,
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(iii)    the consummation of a merger or consolidation of the Company with or into another entity, a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets or a similar business combination (each, a “Business Combination”), in each case unless, immediately following such Business Combination, (A) all or substantially all of the beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the voting power of the then outstanding shares of Voting Stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one of more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination) as their beneficial ownership of the Company’s Voting Stock immediately prior to such Business Combination, and (B) no person, entity or group beneficially owns, directly or indirectly, 50% or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding Voting Stock (or comparable equity interests) of the surviving or acquiring entity), or
(iv)    approval by the Company’s stockholders of a definitive agreement or plan to liquidate or dissolve the Company, provided that a “Change in Control” shall only be deemed to have occurred immediately prior to the consummation of such liquidation or dissolution, provided that such consummation subsequently occurs.

    Notwithstanding the foregoing, a Change in Control shall not have occurred unless the event satisfies the definition of “change in control” under Section 409A.

(c)    “Qualified CIC Termination” shall mean (i) the Company’s or an Affiliate’s termination of Participant’s employment without Cause or Participant’s termination of employment for Good Reason, and (ii) such termination occurs either (A) upon, or within two years after, the occurrence of a Change in Control of the Company, or (B) at the time of, or following, the entry by the Company into a definitive agreement or plan for a Change in Control of the nature set forth in Section 3(b)(ii), (iii), or (iv) (so long as such Change in Control occurs within six months after the effective date of such termination).

(d)    “Cause” shall mean (i) the willful and continued failure by Participant substantially to perform his or her duties and obligations (other than any such failure resulting from his or her incapacity due to physical or mental illness), (ii) Participant’s conviction or plea bargain of any felony or gross misdemeanor involving moral turpitude, fraud or misappropriation of funds or (iii) the willful engaging by Participant in misconduct which causes substantial injury to the Company or its Affiliates, its other employees or the employees of its Affiliates or its clients or the clients of its Affiliates, whether monetarily or otherwise. For purposes of this paragraph, no action or failure to act on Participant’s part shall be considered “willful” unless done or omitted to be done, by Participant in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.
(e)    “Good Reason” shall mean: (i) a material diminution in Participant’s authority, duties, or responsibilities; (ii) a material change in geographic location where services are provided (the Company has determined this is any requirement by the Company or an Affiliate that Participant move to a location more than fifty (50) miles away from Participant’s regular office location); or (iii) a material diminution in base salary, bonus or incentive opportunity. Good Reason shall not exist if (i) Participant expressly
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consents to such event in writing, (ii) Participant fails to object in writing to such event within sixty (60) days of its effective date, or (iii) Participant objects in writing to such event within sixty (60) days of its effective date but the Company cures such event within thirty (30) days after written notice from Participant. The written notice must describe the basis for Participant’s claim of Good Reason and identify what reasonable actions would be required to cure such Good Reason.
4.    Restrictions on Transfer. The Performance Units shall not be transferable other than by will or by the laws of descent and distribution. Each right under this Award Agreement shall be exercisable during Participant’s lifetime only by Participant or, if permissible under applicable law, by Participant’s legal representative. Until the date that the Shares are actually issued under this Award Agreement, none of the Performance Units or the Shares issuable upon vesting thereof may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, and any purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company, and no attempt to transfer the Performance Units or the Shares, whether voluntarily or involuntarily, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Performance Units or the Shares. Notwithstanding the foregoing, Participant may, in the manner established pursuant to the Plan, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to the Performance Units upon the death of Participant, and Common Stock and any other property with respect to the Performance Units upon the death of Participant shall be transferable to such beneficiary or beneficiaries or to the person or persons entitled thereto by the laws of descent and distribution, and none of the limitations of the preceding sentence shall in such event apply to such Common Stock or other property.

5.    Adjustments. If any Performance Units vest subsequent to any change in the number or character of the Common Stock of the Company (through any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Common Stock, or other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, or otherwise), Participant shall then receive upon such vesting the number and type of securities or other consideration which Participant would have received if such Performance Units had vested prior to the event changing the number or character of the outstanding Common Stock. In the event of a Change in Control in connection with which the holders of Common Stock receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Exchange Act there shall be substituted for each share of Common Stock available upon vesting of the Performance Units granted under this Award Agreement the number and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such Change in Control. In addition, the Committee shall adjust the Ending Value to appropriately reflect the adjustment provided for in the preceding sentence.
6.    Issuance.
(a)    Issuance Upon Death or Disability. As soon as administratively practicable following the vesting of Performance Units upon death or disability as defined under the Company’s long-term disability plan, the Company shall cause to be issued Shares registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, evidencing such vested Shares (less any Shares withheld to pay withholding taxes).

(b)    Issuance Where Participant Has Not Elected to Defer Award. Except for the events provided in (a) above, unless Participant has elected to defer the Performance Units under this Award Agreement, upon the first annual anniversary of the last day of the Performance Period, the Company
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shall cause to be issued Shares registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, evidencing such vested Shares (less any Shares withheld to pay withholding taxes).

    (i)    Certain Changes in Control. Notwithstanding the foregoing, if there is a Change in Control as described under Section 2(d), then Participant, or Participant’s legal representatives, beneficiaries or heirs, as the case may be, shall receive, within ten (10) days after the occurrence of such Change in Control, a cash payment from the Company in an amount based on the number of Shares calculated under Section 1 multiplied by the Ending Value as determined under Section 1.

    (ii)    Qualified CIC Termination. Notwithstanding the foregoing, in the event of a Change in Control and Qualified CIC Termination described under Section 2(e), then Participant, or Participant’s legal representatives, beneficiaries or heirs, as the case may be, shall receive, on the date that is six (6) months following Participant’s Qualified CIC Termination, a cash payment from the Company in an amount based on the number of Shares calculated under Section 1 (as adjusted pursuant to Section 5) multiplied by the Ending Value as determined under Section 1, plus interest accrued from the date of the Qualified CIC Termination until the payment date based on the annual short-term applicable federal rate in effect on the date of the Qualified CIC Termination.

(c)    Issuance Where Participant Has Elected to Defer Award. Notwithstanding anything else to the contrary in this Award Agreement, if Participant has elected to defer the Performance Units to be issued under this Award Agreement, then the administration, recordkeeping, and issuance of deferred Performance Units shall be under and subject to the Plan and this Award Agreement, and paid as specified under Section 4 of the Mosaic LTI Deferral Plan (subject to adjustments as provided in Section 7 of this Award Agreement); provided, however, that in no event shall the deferral election permit Shares to be issued as of a date that is earlier than the issuance events specified in Section 6(a) above in the absence of a deferral election (the “minimum deferral period”). Subject to the minimum deferral period above, any such deferred awards shall generally be governed by the terms of the Mosaic LTI Deferral Plan.

(d)    In General. Upon the issuance of Shares or payment of cash in the case of a Change in Control or Qualified CIC Termination (either by issuance, payment or by deferral), Participant’s Performance Units shall be cancelled. This Award Agreement is denominated in shares and is accounted for, for purposes of Section 4(d)(i) of the Plan, in the year of the Grant Date.

7.    Dividend Equivalents. For record dates that occur before a Share is issued in accordance with Section 6 hereof (or, if the Performance Units are deferred as described in Section 6(c), before the date on which a Share would have been issued in accordance with Section 6 hereof but for such deferral), Participant shall be entitled to receive, with respect to each Share that is so issued, Dividend Equivalent amounts if dividends are declared by the Board of Directors on the Common Stock. Notwithstanding the foregoing, if there is a Change in Control as described under Section 2(d), Dividend Equivalent amounts shall only accrue for record dates that occur before the Change in Control. In the event of a Change in Control and Qualified CIC Termination described under Section 2(e), Dividend Equivalent amounts shall only accrue for record dates that occur before the Qualified CIC Termination. The Dividend Equivalent amounts shall be an amount of cash per share that is issued pursuant to this Award Agreement equal to the dividends per share paid or payable to common stockholders of the Company on a share of the Common Stock. The Dividend Equivalent amounts shall be accrued (without interest and earnings) rather
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than paid when a dividend is paid on a share of the Common Stock. If a Performance Unit is forfeited, the Dividend Equivalents on the Performance Unit are forfeited. The Company shall pay the Dividend Equivalents on a Performance Unit when the Company issues a Share for the Performance Unit or makes a cash payment in respect of the unit pursuant to Section 6.

(a)    Issuance Where Participant Has Not Elected to Defer Award. Any Dividend Equivalents payable under Section 7 hereof shall be paid when the Company issues a Share for the Performance Unit (or pays cash in the case of a Change in Control or Qualified CIC Termination in the manner described in Section 6). The Company shall automatically deduct the amount necessary to cover all federal and state employment taxes due as of the issuance or payment date, whether or not the payment is deferred, to comply with FICA tax rules (for deferred awards this will occur based on a specified date and as permitted under 26 C.F.R. § 1.409A-3(j)(4)(vi) and (xi)).

(b)    Issuance Where Participant Has Elected to Defer Award. If Participant has elected to defer the Performance Units under this Award Agreement, then Participant will no longer be eligible to receive Dividend Equivalents for record dates that occur after the cut-off events described above in this Section 7. For record dates that occur after the cut off events, Participant will be credited, for each Share that would otherwise have been issued but for Participant’s deferral election, with a recordkeeping amount of cash equal to the dividends per share paid or payable to common stockholders of the Company on a share of the Common Stock. This recordkeeping amount shall be paid out as of the payment dates specified under Section 4 of the Mosaic LTI Deferral Plan and shall be subject to the Mosaic LTI Deferral Plan, including Section 3.2(a) thereof (subject to the minimum deferral period described above in Section 6(c)). If Participant becomes entitled to a cash payment on account of a Change in Control described in Section 2(d) or a Change in Control and Qualified CIC Termination described in Section 2(e), the applicable cash payment shall not be credited with Dividend Equivalents for record dates that occur after the applicable cut-off events described above, but instead shall be credited with a recordkeeping amount of notional earnings, gains or losses in accordance with Participant’s investment election under the Mosaic LTI Deferral Plan. Any amounts earned pursuant to Section 7 of this Award Agreement shall be paid out as of the payment dates specified under Section 4 of the Mosaic LTI Deferral Plan (subject to the minimum deferral period described above in Section 6(c)).

8.    Miscellaneous.

(a)    Income Tax Matters.
(i)    Withholding. In order to comply with all applicable federal or state employment and income tax laws and regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(ii)    Payment of Taxes Where Participant Has Not Elected to Defer Award. In accordance with the terms of the Plan, and such rules as may be adopted under the Plan, Participant may elect to satisfy Participant’s federal and state income tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Shares (including but not limited to the payment of Dividend Equivalents) by having the Company withhold a portion of the Shares otherwise to be delivered having a Fair Market Value and/or cash otherwise to be paid equal to the amount of such taxes. The Company will not deliver any fractional Shares but will pay, in lieu thereof, the Fair Market Value of such fractional Shares. Participant’s election must be made on or before the date that the amount of tax to be withheld is determined.
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(iii)    Payment of Taxes Where Participant Has Elected to Defer Award. If Participant has elected to defer the Performance Units under this Award Agreement, the Company shall pay federal and state employment taxes according to the Mosaic LTI Deferral Plan.

(iv)    Section 409A. To the extent a payment is not paid within the short-term deferral period and is not exempt from Section 409A (such as the rule exempting payments made following an involuntary termination of up to two times pay) then Section 409A shall apply. The Company intends this Award Agreement to comply with Section 409A and will interpret this Award Agreement in a manner that complies with Section 409A. For example, the term “termination” shall be interpreted to mean a separation from service under Section 409A and the six-month delay rule shall apply if applicable. Notwithstanding the foregoing, although the intent is to comply with Section 409A, Participant shall be responsible for all taxes and penalties under this Award Agreement (the Company and its employees shall not be responsible for such taxes and penalties).

(b)    Clawback. This Award Agreement, and any amounts received hereunder, shall be subject to recovery or other penalties pursuant to (i) any Company clawback policy, as may be adopted or amended from time to time, or (ii) any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any New York Stock Exchange Listing Rule adopted pursuant thereto.
(c)    Plan Provisions Control. In the event that any provision of the Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control. Any term not otherwise defined in this Award Agreement shall have the meaning ascribed to it in the Plan.
(d)    Rationale for Grant. The Performance Units granted pursuant to this Award Agreement is intended to offer Participant an incentive to put forth maximum efforts in future services for the success of the Company’s business. The Performance Units are not intended to compensate Participant for past services.
(e)    No Rights of Stockholders. Neither Participant, Participant’s legal representative nor a permissible assignee of this award shall have any of the rights and privileges of a stockholder of the Company with respect to the Shares, unless and until such Shares have been issued in accordance with the terms hereof.
(f)    No Right to Employment. The issuance of the Performance Units or the Shares shall not be construed as giving Participant the right to be retained in the employ of the Company or an Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment at any time, with or without Cause. In addition, the Company or an Affiliate may at any time dismiss Participant from employment free from any liability or any claim under the Plan or the Award Agreement. Nothing in the Award Agreement shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. The award granted hereunder shall not form any part of the wages or salary of Participant for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Award Agreement or Plan which such employee might otherwise have enjoyed but for termination of
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employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, Participant shall be deemed to have accepted all the conditions of the Plan and the Award Agreement and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.
(g)    Governing Law. The validity, construction and effect of the Plan and the Award Agreement, and any rules and regulations relating to the Plan and the Award Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Delaware. Participant hereby submits to the nonexclusive jurisdiction and venue of the federal or state courts of Delaware to resolve any and all issues that may arise out of or relate to the Plan or the Award Agreement.
(h)    Severability. If any provision of the Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction or the Award Agreement, and the remainder of the Award Agreement shall remain in full force and effect.
(i)    No Trust or Fund Created. Participant shall have no right, title, or interest whatsoever in or to any investments that the Company, its subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under the Plan. Neither the Plan nor the Award Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other person.
(j)    Headings. Headings are given to the Sections and subsections of the Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Award Agreement or any provision thereof.
(k)    Securities Matters. The Company shall not be required to deliver Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

Approved 2026
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